Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

Ranger Funds Investment Trust:

We consent to the use of our report dated September 24, 2019 on the financial statements of Ranger Small Cap Fund, Ranger Quest for Income and Growth Fund, Ranger Micro Cap Fund, and RG Tactical Market Neutral Fund, each a series of Ranger Funds Investment Trust, incorporated herein by reference, and to the references to our firm under the headings Financial Highlights in the Prospectus of RG Aurum+ Fund (formerly RG Tactical Market Neutral Fund), and Organization and Management of Wholly-Owned Subsidiary, Independent Registered Public Accounting Firm, Disclosure of Portfolio Holdings, and Financial Statements in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

September 8, 2020